Exhibit 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 12-31-23

		Total Assets (as of 12-31-23)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 243,085,770,006	$ 2,500,000	[1]
	JNL Investors Series Trust	3,277,866,956	2,100,000
	Jackson Credit Opportunities Fund	303,405,115	750,000
	Extra coverage		650,000
		Total	$ 6,000,000

	Current Bond Coverage		$ 6,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Expires on January 1, 2025.